EXHIBIT 12

                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                                 Three Quarters                 Fiscal Year Ended December
                                                     Ended        ----------------------------------------------------
                                                    9/26/99         1998       1997       1996       1995       1994
                                                   ----------     --------   --------   --------   --------   --------
Income from continuing operations, before
   cumulative effect of accounting change (A)      $1,353,077     $414,272   $393,625   $282,750   $245,458   $233,149

Add:
   Income tax expense                                 874,858      290,817    265,375    191,663    167,076    158,698
   Losses on equity investments                        22,652       33,980     34,696     13,281     13,209      9,739
                                                   ----------     --------   --------   --------   --------   --------

   Subtotal                                         2,250,587      739,069    693,696    487,694    425,743    401,586
                                                   ----------     --------   --------   --------   --------   --------
Fixed charge adjustments
  Add:
    Interest expense                                   83,295       88,451     86,502     47,779     21,814     20,585
    Amortization of capitalized interest                1,548        2,068      2,076      2,108      2,253      2,362
    Interest component of rental expense (B)            8,731       10,671     10,416      9,362      8,200      8,236
                                                   ----------     --------   --------   --------   --------   --------
Earnings, as adjusted                              $2,344,161     $840,259   $792,690   $546,943   $458,010   $432,769
                                                   ==========     ========   ========   ========   ========   ========

Fixed charges:
    Interest expense                               $   83,295     $ 88,451   $ 86,502   $ 47,779   $ 21,814   $ 20,585
    Interest capitalized                                  904        1,897        224        168        610          -
    Interest component of rental expense (B)            8,731       10,671     10,416      9,362      8,200      8,236
    Interest related to guaranteed ESOP debt (C)        9,859       15,578     17,901     20,134     22,057     24,017
                                                   ----------     --------   --------   --------   --------   --------

Total fixed charges                                $  102,789     $116,597   $115,043   $ 77,443   $ 52,681   $ 52,838
                                                   ==========     ========   ========   ========   ========   ========


Ratio of earnings to fixed charges (A)                   22.8          7.2        6.9        7.1        8.7        8.2
                                                   ==========     ========   ========   ========   ========   ========


(A) Income from continuing operations, before cumulative effect of accounting change included non-operating net gains of $1,053.2 million in the 1999 first three quarters, $63.5 million in fiscal year 1998, $68.9 million in 1997, $6.0 million in 1996 and $8.7 million in 1995. Excluding these non-operating items, the ratio of earnings to fixed charges was 5.9 in the 1999 first three quarters, 6.2 in fiscal year 1998, 5.9 in 1997, 7.1 in 1996 and 8.4 in 1995. See Note 5 to the Company's Condensed Consolidated Financial Statements in this Form 10-Q and the Eleven Year Financial Summary in the Company's 1998 Annual Report to Shareholders for further discussion of these non-operating items.

(B) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(C) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).